EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value of US$0.000005 per share, of SUPER HI INTERNATIONAL HOLDING LTD., a Cayman Islands exempted company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 3, 2026.

Ping SHU

By:	/s/ Ping SHU
Name: Ping SHU

SP NP LTD

By:	/s/ Ping SHU
Name: Ping SHU

Yong ZHANG

By:	/s/ Yong ZHANG
Name: Yong ZHANG

ZY NP LTD

By:	/s/ Yong ZHANG
Name: Yong ZHANG
Title: Director